EXHIBIT 99.1

FOR RELEASE FEBRUARY 26, 2013

SOURCE: Uni-Pixel, Inc.

UniPixel Reports Fourth Quarter and Full Year 2012 Results

THE WOODLANDS, Texas — February 26, 2013 — UniPixel, Inc. (NASDAQ: UNXL), a provider of Performance Engineered Films™ to the touch screen, flexible printed electronics, and lighting and display markets, reported results for the fourth quarter and year ended December 31, 2012.

Fourth Quarter 2012 Operational Highlights

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Entered a multi-million dollar preferred price and capacity license agreement with a major manufacturer of personal computers to introduce products that feature next-generation touch screens based on UniPixel’s UniBoss™ pro-cap, multi-touch sensor film.

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Collaborated with N-trig, provider of the DuoSense® pen and multi-touch user interface, to develop metal mesh sensors for the DuoSense pen and multi-touch input. UniPixel has qualified functional prototypes that integrate N-trig’s DuoSense controller with UniBoss touchscreen film. The performance increase over ITO proved significant in touch sensitivity and active pen based precision.

•
Enhanced UniPixel’s IP portfolio with eight patent applications submitted during the quarter. The company's IP portfolio currently totals 71 patent applications submitted with three patents issued. Enhancing the IP portfolio remains a priority for creating strategic value and establishing barriers to entry, and there are currently more than 20 patent applications the company is preparing to submit over the next six months.

Management Commentary
“In 2012, we established a solid foundation toward the commercialization of our two flagship products, UniBoss and Diamond Guard™,” said Reed Killion, CEO of UniPixel. “After engaging with Texas Instruments, Carestream and N-trig, qualifying multiple touch controller manufacturers and building out our downstream supply chain, our efforts culminated with the signing of a multi-million dollar preferred price and capacity license agreement with a major PC maker. Together, we are working to introduce products that feature next-generation touch screens based on our UniBoss pro-cap, multi-touch sensor film.

“With UniBoss, we offer the touch ecosystem the unique advantages of metal mesh touch sensors based on an additive, roll-to-roll, flexible electronics process, as compared to the traditional subtractive ITO-based and subtractive ITO replacement based touch sensor solutions. Our UniBoss manufacturing process continues to be the only additive process that reduces manufacturing costs and supply chain complexity of current ITO and other ITO replacement sensors by minimizing manufacturing steps from about 40 to less than 10. Other production advantages include lower material costs and a simplified supply chain, as well as extensibility to many sizes and form factors.

“A UniBoss touch-screen offers higher touch response and sensitivity, superior touch distinction, better durability, and lower power requirements. UniBoss is coming into a touch module market that Display Search estimates will grow from $13 billion to $32 billion by 2018.

“We are addressing the large market opportunity of UniBoss by leveraging licensees and partner infrastructure in order to scale our manufacturing capacity quickly to meet anticipated demand while maintaining a very efficient organizational structure with UniPixel. We continue to add to our employee base and staff with exceptional new hires to support our operational platform and global commercialization efforts. This includes the recent appointment of Robert Berg to the newly created position of vice president of global sales. Robert brings to UniPixel 25 years of sales and marketing management experience in the touch solutions, printed and flexible circuits industries. This includes a strong track record of exceeding revenue and profitability targets, improving time-to-market performance, and establishing global sales channels and supply chain partnerships.

“Looking ahead in 2013, we plan to execute additional preferred price and capacity license agreements as well as consider potential joint ventures relationships. We will continue to focus on building out capacity and developing our supply chain as we work closely with our new PC partner to bring their new UniBoss-based products to market. We recently placed purchase orders for two new printing and two plating machines, which we will modify with UniBoss technology and calibrate for the UniBoss process. Each printer will be capable of printing trace widths down to 5 microns and produce, in a roll-to-roll process, 1 million units or square feet per month.

“Given our strong progress, we expect to recognize approximately $5 million in revenue in the current first quarter. We are planning to begin limited production in the second quarter and ramp up to volume production in the third. We are targeting 60,000 units or square feet per month by the end of April, 200,000 by the end of June, 700,000 by the end of September and then achieving 1.3 million units monthly by January of 2014.

“In 2012 we achieved production-level qualification of our Diamond Guard™ Hard Coat film with our manufacturing and distribution partner, Carestream Tollcoating. The unique performance characteristics of Diamond Guard make it an ideal cover glass alternative and decorative graphics scratch-resistant film. Given our current focus on the greater opportunity with UniBoss, we see UniBoss driving initial Diamond Guard adoption as an integrated touch screen solution.

“Through the process of UniBoss development, we have become experts at engineering micro and nano structures, and applying ultra-thin conductive elements on film surfaces. Since our proprietary and patented thin-film technologies can be applied to a wide variety of applications beyond touch screens, we are enjoying a very exciting outlook for UniPixel over the coming months and years.”

2012 Financial Summary
Revenues totaled $76,200 in 2012, as compared to $195,200 in 2011, reflecting the company’s continued development stage status as it transitions to a production stage company.

Selling, general and administrative (SG&A) expenses in 2012 totaled $4.0 million, as compared to $4.2 million in 2011. The decrease was primarily due to a decreased stock compensation expense.

Research and development expenses in 2012 totaled $5.1 million, as compared to $4.5 million in 2011. The increase was primarily due to increased lab expense related to prototype development.

Net loss was $9.0 million or $(1.11) per share in 2012, as compared to a net loss of $8.6 million or $(1.20) per share in 2011.

Cash and cash equivalents totaled $13.0 million at December 31, 2012, as compared to $7.2 million at December 31, 2011. The increase in cash was primarily due to a $12.3 million (net) equity raise completed in the third quarter of 2012.

Conference Call
UniPixel President and CEO Reed Killion and CFO Jeff Tomz will host a conference call later today to discuss 2012 and outlook for 2013, followed by a question and answer period.

Date: Tuesday, February 26, 2013
Time: 4:30 p.m. Eastern time (3:30 p.m. Central time)
Dial-In Number: 1-877-941-4774
International: 1-480-629-9760
Conference ID#: 4593770
Webcast: http://public.viavid.com/index.php?id=103296

The conference call will be broadcast live and available for replay via the Investors section of the company's website at www.unipixel.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through March 26, 2013.

Toll-free replay number: 1-877-870-5176
International replay number: 1-858-384-5517
Replay pin number: 4593770

About UniPixel
Headquartered in The Woodlands, Texas, UniPixel, Inc. (NASDAQ: UNXL) delivers Performance Engineered Films to the Lighting, Display and Flexible Electronics markets. UniPixel's high-volume roll-to-roll or continuous flow manufacturing process offers high-fidelity replication of advanced micro-optic structures and surface characteristics over large areas. A key focus for UniPixel is developing electronic conductive films for use in electronic sensors for consumer and industrial applications. The company's newly developed UniBoss™ roll-to-roll electronics manufacturing process prints conductive elements on thin film with trace widths down to ~ 5um. The company is marketing its films for touch panel sensor, cover glass replacement, protective cover film, antenna and custom circuitry applications under the UniPixel label, and potentially under private label or Original Equipment Manufacturers (OEM) brands. UniPixel's brands include Clearly Superior™, Diamond Guard™ and others. For further information, visit www.unipixel.com.

Forward-looking Statements
All statements in this news release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A “Risk Factors” in the company's Annual Report on Form 10-K for the year ended December 31, 2012. We operate in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and Current Reports on Form 8-K.

Trademarks in this release are the property of their respective owners.

Company Contact:
Jeff Tomz, CFO
UniPixel, Inc.
Tel 281-825-4500

Investor Relations Contact:
Scott Liolios or Ron Both
Liolios Group, Inc.
Tel 949-574-3860
UNXL@liolios.com

Uni-Pixel, Inc.
Consolidated Balance Sheets

	December 31, 2012	December 31, 2011

ASSETS
Current assets
Cash and cash equivalents	$13,000,372	$7,216,663
Accounts receivable, net	—	4,550
Prepaid expenses	160,320	—

Total current assets	13,160,692	7,221,213

Property and equipment, net of accumulated depreciation of $2,531,917 and $1,977,241, at December 31, 2012 and 2011, respectively	1,536,658	1,149,654
Restricted cash	17,439	17,439

Total assets	$14,714,789	$8,388,306

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$348,683	$87,468

Total current liabilities	348,683	87,468

Total liabilities	348,683	87,468

Commitments and contingencies	—	—

Shareholders’ equity
Common stock, $0.001 par value; 100,000,000 shares authorized, 9,854,268 shares and 7,142,307 shares issued and outstanding at December 31, 2012 and 2011, respectively	9,854	7,142
Additional paid-in capital	85,669,802	70,589,438
Accumulated deficit	(71,313,550)	(62,295,742)

Total shareholders’ equity	14,366,106	8,300,838

Total liabilities and shareholders’ equity	$14,714,789	$8,388,306

Uni-Pixel, Inc.
Consolidated Statements of Operations

	Year Ended December 31,
	2012	2011

Revenue	$76,154	$195,237

Cost of revenues	26,292	46,985

Gross margin	49,862	148,252

Selling, general and administrative expenses	3,961,667	4,186,927
Research and development	5,112,855	4,542,735

Operating loss	(9,024,660)	(8,581,410)

Other income
Interest income, net	6,852	11,986

Net loss	$(9,017,808)	$(8,569,424)

Per share information
Net loss - basic	$(1.11)	$(1.20)
Net loss - diluted	(1.11)	(1.20)

Weighted average number of basic common shares outstanding	8,150,890	7,138,426
Weighted average number of diluted common shares outstanding	8,150,890	7,138,426